EXHIBIT 99.1

FIRST                                                                      FOR
FEDERAL==============================================================IMMEDIATE
BANCSHARES                                                             RELEASE
P. O. Box 550
200 West Stephenson
Harrison, AR  72601                           FOR FURTHER INFORMATION CONTACT:
                                                 Larry J. Brandt/President-CEO
                                                      Tommy Richardson/EVP-COO
                                                       Sherri Billings/EVP-CFO
                                                                  870-741-7641


                FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                            ANNOUNCES EARNINGS

Harrison, Arkansas - April 30, 2003 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank of Arkansas, FA (the "Bank") announced today that the Corporation's net income amounted to $1,984,000 or $0.78 basic earnings per share and $0.75 diluted earnings per share during the first quarter of 2003 compared to net income of $1,756,000 or $0.61 basic earnings per share and $0.60 diluted earnings per share during the first quarter of 2002. Book value, or stockholders' equity per share, at March 31, 2003, was $26.40.

Larry J. Brandt, President/CEO for the Corporation said, "We are pleased to report $0.75 diluted earnings per share for the first quarter of this year, a 25% improvement over the $0.60 diluted earnings per share for the first
quarter of 2002.   Our net income of $1.98 million is a 13% improvement over
first quarter 2002 earnings of $1.76 million.   The improvement in our net
interest margin from 3.21% for first quarter 2002 to 3.55% for first quarter 2003 and a 20% increase in noninterest income were two significant factors contributing to our increase in net income for this quarter. During this quarter, we enhanced shareholder value by increasing our quarterly dividend by 14.3% to $0.16 per share. The construction of our new Northtown corporate office is on schedule for a June 2nd opening. In addition, we will plan to open our fourth office in Benton County during the first week of July."

Total assets at March 31, 2003 amounted to $696.2 million, total liabilities were $625.8 million and stockholders' equity totaled $70.4 million or 10.1% of total assets. This compares with total assets of $679.9 million, total liabilities of $610.6 million and stockholders' equity of $69.3 million or 10.2% of total assets at December 31, 2002. At March 31, 2003 compared to December 31, 2002, cash and cash equivalents increased $28.1 million or 63.1%, investment securities held to maturity decreased $17.9 million or 15.6%, and net loans receivable increased $4.0 million or 0.8%. At March 31, 2003, liabilities were $625.8 million compared to $610.6 million at December 31, 2002. The $15.1 million or 2.5% increase was primarily due to an increase of $6.8 million or 1.2% in deposits and an increase in Federal Home Loan Bank ("FHLB") of Dallas advances of $5.6 million or 14.4%. The funds available from the proceeds of matured or called investment securities held to maturity and the increase in deposits and FHLB advances were temporarily invested in cash and cash equivalents and used to fund loan growth. Stockholders' equity increased during the three month period ended March 31, 2003 primarily due to net income in the amount of $2.0 million for the three month period resulting from continued profitable operations and due to the issuance of 24,884 shares of treasury stock totaling $489,000 as a result of the exercise of stock options. Such increase was partially offset by the purchase of 46,500 shares of treasury stock totaling $1.2 million in connection with the Corporation's stock repurchase program and, to a lesser extent, due to the payment of quarterly cash dividends in the amount of $427,000.

Nonperforming assets, consisting of nonaccrual and restructured loans and repossessed assets, amounted to $8.0 million or 1.15% of total assets at March 31, 2003, compared to $7.3 million or 1.07% of total assets at December 31, 2002. At March 31, 2003, nonaccrual loans, restructured loans, and repossessed assets amounted to $3.1 million, $4.2 million, and $686,000, respectively compared to $2.7 million, $4.2 million, and $361,000, respectively, at December 31, 2002. The allowance for loan losses amounted to $1.7 million at March 31, 2003 or 0.32% of total loans. The allowance for loan losses amounted to $1.5 million at December 31, 2002 or 0.30% of total loans.

Net interest income, the primary component of net income, increased from $5.2 million to $5.7 million for the three months ended March 31, 2002 and 2003, respectively. Net interest margin for the three months ended March 31, 2003 was 3.55% compared to 3.21% for the same period in 2002. In addition, interest rate spread for the three months ended March 31, 2003 was 3.41% compared to 2.96% for the same period in 2002.

Noninterest income increased $255,000 or 19.8% to $1,542,000 for the three month period ended March 31, 2003 compared to $1,287,000 for the three months ended March 31, 2002. The increase in noninterest income for the three months ended March 31, 2003 compared to the three months ended March 31, 2002 was primarily due to an increase in the gain on sale of mortgage loans in the secondary mortgage market and the recognition of additional fees related to such loans.

Noninterest expenses increased $616,000 or 18.0% between the 2003 and 2002 three month periods ended March 31. Such increase for the three month comparable periods was primarily due to an increase in salaries and employee benefits expense, net occupancy expense, advertising and public relations expense, and data processing expense.

During the first quarter of 2003, the Bank promoted checking accounts. The Bank offers a wide variety of checking accounts that allow people to choose the right account to fit their needs. Our checking accounts have many features including OnLine Banking, 24/7 Telephone Banking, Bounce Protection, FREE Visa Check Card, Combined Statements and FREE Financial Analysis by PrimeVest Financial Service, Inc. For information on our products and services, visit us at www.ffbh.com or call our Account Information Center at
(870) 365-8329 or (866) AIC-FFBH toll free or by email at aic@ffbh.com. The Bank, in its 69th year, conducts business from 16 offices in Northcentral and Northwest Arkansas.


                         Financial Tables Attached

                FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
         CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                        (In thousands of dollars)


                                                    March 31,    December 31,
ASSETS                                                 2003          2002
                                                    ---------    ------------
                                                   (Unaudited)
Cash and cash equivalents                           $ 72,547     $   44,493
Investment securities - held to maturity              96,595        114,471
Federal Home Loan Bank stock                           5,095          5,064
Loans receivable, net of allowances                  487,481        483,468
Accrued interest receivable                            4,128          4,380
Real estate acquired in settlement of loans, net         618            320
Office properties and equipment, net                  12,633         10,690
Prepaid expenses and other assets                     17,057         17,010
                                                      ------         ------
  TOTAL ASSETS                                      $696,154       $679,896
                                                     =======        =======



LIABILITIES AND STOCKHOLDERS' EQUITY


LIABILITIES:

Deposits                                            $575,543      $568,762
Federal Home Loan Bank advances                       44,184        38,610
Advance payments by borrowers for
  taxes and insurance                                    827           760
Other liabilities                                      5,214         2,498
                                                     -------       -------
  Total liabilities                                  625,768       610,630
TOTAL STOCKHOLDERS' EQUITY                            70,386        69,266
  TOTAL LIABILITIES AND                              -------       -------
    STOCKHOLDERS' EQUITY                            $696,154      $679,896
                                                     =======       =======


                 FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   AND RELATED SELECTED OPERATING DATA
           (In thousands of dollars, except earnings per share)


                                                 Three Months Ended March 31,
                                                 ----------------------------
                                                       2003        2002
                                                 --------------  ------------
                                                   (Unaudited)    (Unaudited)
  Interest income                                    $10,091        $11,204
  Interest expense                                     4,388          6,046
                                                      ------         ------
  Net interest income                                  5,703          5,158
  Provision for loan losses                              279            362
                                                      ------         ------
  Net interest income after
    provision for loan losses                          5,424          4,796
  Noninterest income                                   1,542          1,287
  Noninterest expense                                  4,033          3,417
                                                      ------         ------
  Income before income taxes                           2,933          2,666
  Income tax provision                                   949            910
                                                      ------         ------
  Net income                                         $ 1,984        $ 1,756
                                                       =====          =====




  Earnings Per Share:

    Basic                                              $0.78          $0.61
                                                        ====           ====
    Diluted                                            $0.75          $0.60
                                                        ====           ====







  Selected Operating Data (Annualized):
  ------------------------------------
  Interest rate spread                                  3.41%          2.96%
  Net interest margin                                   3.55%          3.21%
  Return on average assets                              1.16%          1.03%
  Noninterest expenses to average assets                2.36%          2.01%
  Return on average equity                             11.24%          9.73%